UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2019

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Oyster Point Boulevard South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FPRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ❑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ❑

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Director Compensation Policy

On May 15, 2019, Five Prime Therapeutics, Inc. (“FivePrime”) amended its Non-Employee Director Compensation Policy (as amended, the “Policy”), effective April 1, 2019, to provide that (i) each non-employee member of FivePrime’s Board of Directors (the “Board”) receives an annual base cash retainer of $45,000; and (ii) certain non-employee members of the Board receive the following additional cash compensation for Board services, as applicable:

•	the Chairperson of the Board receives an additional annual retainer of $35,000;

•	the Lead Independent Director receives an additional annual retainer of $15,000;

•	the chairpersons of the audit committee and compensation committee each receive an additional annual retainer of $20,000;

•	each member of the audit committee and compensation committee, other than the chairperson, receives an additional annual retainer of $10,000;

•	the chairpersons of the nominating and corporate governance committee and research and development committee each receive an additional annual retainer of $15,000; and

•	each member of the nominating and corporate governance committee and research and development committee, other than the chairperson, receives an additional annual retainer of $7,500.

In addition, pursuant to the Policy, newly appointed non-employee directors each receive a one-time initial award of options to purchase 25,000 shares of FivePrime’s common stock, which vests in equal annual installments over a three-year period, subject to each such director’s continued service on the Board through each applicable vesting date. Each of FivePrime’s continuing non-employee directors also receives an annual award of options to purchase 15,000 shares of FivePrime common stock, which will vest in its entirety on the earlier to occur of (i) the one-year anniversary of the grant date and (ii) the day before the subsequent annual meeting of stockholders, subject to each such director’s continued service on the Board through such vesting date.

Election of Director

On May 14, 2019, the Board elected Carol Schafer to serve as a Class I member of the Board, to serve until the 2020 annual meeting of stockholders or until her successor is duly elected and qualified. Ms. Schafer filled the vacancy created by Mark McDade’s retirement from the Board effective November 30, 2018.

The Board has not appointed Ms. Schafer to any committees of the Board at this time.

In accordance with the Policy, FivePrime will pay Ms. Schafer an annual retainer of $45,000 for her service as a director, which will be paid in quarterly installments. In addition, in accordance with the Policy, on May 15, 2019, the Board granted to Ms. Schafer a one-time initial award of options to purchase 25,000 shares of common stock of FivePrime, which will vest in equal annual installments over a three-year period, subject to Ms. Schafer’s continued service on the Board through each vesting date. In accordance with the Policy, Ms. Schafer will also be eligible to receive an annual award of options to purchase 15,000 shares of common stock of FivePrime, which would vest in its entirety on the earlier to occur of (i) the one-year anniversary of the grant date and (ii) the day before the subsequent annual meeting of stockholders, subject to Ms. Schafer’s continued service on the Board through such date. FivePrime customarily grants the annual award of options to purchase shares of common stock to its non-employee Board members in connection with FivePrime’s Annual Meeting of Stockholders. The initial annual stock option award to be granted to Ms. Schafer in connection with the 2019 Annual Meeting of Stockholders will be pro-rated to reflect her partial year of service and will be for 1,250 shares of common stock.

There is no arrangement or understanding between Ms. Schafer and any other person pursuant to which Ms. Schafer was elected as a member of the Board. There are no relationships or transactions between Ms. Schafer and FivePrime that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Chief Strategy Officer and Secretary

Dated: May 16, 2019